Exhibit 10.11

HYPERION THERAPEUTICS, INC.

EXECUTIVE CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between                      (the “Executive”) and Hyperion Therapeutics, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change of Control (as defined below) for the benefit of its stockholders.

C. The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D. Capitalized terms used in this Agreement are defined in Section 7 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” which means that Executive’s employment may be terminated by either Executive or the Company at any time, for any legal reason, with or without cause, and with or without advance notice. Nothing in this Agreement is intended to create or imply a promise or contract of employment for a specified term. The at-will nature of the employment relationship will remain in effect throughout Executive’s employment with the Company, and can be modified only by a written agreement signed by both Executive and the Chief Executive Officer of the Company. The at-will nature of Executive’s employment relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct. Except as provided in this Agreement, if Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation.

3. Termination Not in Connection With Change of Control. If, at any time other than during the twelve (12) month period following a Change of Control, the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from employment with the Company for Good Reason, and if Executive executes a general release of all claims against the Company and its affiliates in a form similar to that which is attached hereto as Exhibit A (a “Release of Claims”), and if all applicable revocation periods have expired without the Release of Claims being revoked, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following within sixty (60) days of such termination:

(a) Severance. Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the sixtieth (60th) day after the date of Executive’s termination of employment (with the first such installment to include any payments that otherwise would have been made if the Release of Claims were not subject to revocation on the date of termination), provided that Executive has complied with the requirements of Section 3.

(b) Equity Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares of Company common stock subject to such equity award that otherwise would have vested had Executive’s employment with the Company continued for twelve (12) months following the date of Executive’s termination of employment.

(c) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents through the earlier of (i) the eighteen (18) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, for any remaining period of COBRA coverage, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(d) Annual Bonus. Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s target annual bonus for the fiscal year in which Executive’s termination from the Company occurs. Such bonus shall be paid on the first payroll period following the sixtieth (60th) day after the date of Executive’s termination of employment, provided Executive has complied with the requirements of Section 3.

(e) Transition Support. At the election of Executive, the Company will either (i) pay Executive a lump sum amount of $15,000 to be used by Executive for outplacement assistance, tax planning, educational assistance, or similar transition support, or (ii) provide Executive with the same or similar services through a professional outplacement firm selected by the Company.

(f) Handheld Device. Executive will be able to retain his or her blackberry, smartphone or other handheld device purchased by the Company, including any personal calendars and personal contacts but not Company documents, data or e-mails stored thereupon, but Executive will have to pay any continued service costs related thereto.

4. Termination Within 12 Months Following Change of Control. If Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns from employment with the Company for Good Reason, in each case, within the twelve (12) month period following a Change of Control, and if Executive executes a general release of all claims against the Company and its affiliates in a form similar to that which is attached hereto as Exhibit A, and if all applicable revocation periods have expired without the Release of Claims being revoked, within sixty (60) days of such termination then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a) Severance. Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the sixtieth (60th) day after the date of Executive’s termination of employment (with the first such installment to include any payments that otherwise would have been made if the Release of Claims were not subject to revocation on the date of termination), provided that Executive has complied with the requirements of Section 4.

(b) Equity Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse.

(c) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents through the earlier of (i) the eighteen (18) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, for any remaining period of COBRA coverage, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(d) Annual Bonus. Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s target annual bonus for the fiscal year in which Executive’s termination from the Company occurs. Such bonus shall be paid on the first payroll period following the sixtieth (60th) day after the date of Executive’s termination of employment, provided Executive has complied with the requirements of Section 4.

(e) Transition Support. At the election of Executive, the Company will either (i) pay Executive a lump sum amount of $15,000 to be used by Executive for outplacement assistance, tax planning, educational assistance, or similar transition support, or (ii) provide Executive with the same or similar services through a professional outplacement firm selected by the Company.

(f) Handheld Device. Executive will be able to retain his or her blackberry, smartphone or other handheld device purchased by the Company, including any personal calendars and personal contacts but not Company documents, data or e-mails stored thereupon, but Executive will have to pay any continued service costs related thereto.

5. Other Termination. If Executive’s employment with the Company is terminated by the Company for Cause or by Executive under circumstances that do not constitute Good Reason, then Executive shall not be entitled to any benefits hereunder other than (i) payment of all accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and (ii) election, at Executive’s own expense, of any continued healthcare coverage as may be required under COBRA or similar state law.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either

(a) in full, or

(b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means a reasonable determination by the Board that Executive has (i) engaged in theft, dishonesty or falsification of any employment or Company records; (ii) maliciously or recklessly disclosed the Company’s confidential or proprietary information; (iii) committed any immoral or illegal act or any gross or willful misconduct, which the Board reasonably determines has (A) seriously undermined the ability of the Company’s Board or management to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) failed or refused to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events: (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (1) its sole purpose is to change the state of the Company’s incorporation; (2) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (3) it constitutes the initial public offering of the Company’s securities; or (4) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(c) Good Reason. “Good Reason” means Executive’s resignation from employment with the Company after the occurrence, without Executive’s express written consent, of any of the following: (i) a material breach by the Company of this Agreement; (ii) a change in Executive’s position with the Company that materially reduces Executive’s level of authority, responsibilities or duties (including, without limitation, any change in Executive’s position such that Executive is no longer employed in substantially the same position and with substantially the same level of authority, responsibilities or duties at the ultimate parent corporation in an affiliated group of companies); (iii) a reduction in Executive’s base salary by more than ten percent (10%); or (iv) a change in Executive’s primary place of work in a manner that increases Executive’s average daily commute by at least 25 miles. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” unless Executive notifies the Company of the events considered to create Good Reason within ninety (90) days of the occurrence of such events and gives the Company at least thirty (30) days to cure such events (the “Company Cure Period”). Executive’s continued employment thirty (30) days after the expiration of the Company Cure Period shall constitute Executive’s consent to, or waiver of rights with respect to, any circumstances constituting Good Reason. Executive may, however, rely on a waived condition to demonstrate that any subsequent, separate, event or circumstance constitutes Good Reason. For example, and without limitation, a reduction in Executive’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in Executive’s authorities, when taken into consideration with the first reduction, constitutes a “material reduction.” Executive’s right to resign employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at the home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s Chief Financial Officer.

10. Confidentiality.

(a) Confidentiality. Reference is made to the Executive Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidential Information Agreement”). Executive shall continue to be subject to the Confidential Information Agreement, and the confidentiality provisions of the Confidential Information Agreement shall apply to this Agreement.

(b) Survival of Provisions. The provisions of this Section 10 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

11. Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder and, except as provided under Section 11(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the first payroll period following the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the first payroll period following the sixtieth (60th) day after Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii) Specified Executive. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 11(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same including, without limitation, any severance provisions of the offer letter agreement between Executive and the Company.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

HYPERION THERAPEUTICS, INC.

By:
Donald J. Santel

Title:	President and Chief Executive Officer

Date:

EXECUTIVE

Date:

EXHIBIT A

Form of Release of Claims

This Release of Claims (“Release”) is between Hyperion Therapeutics, Inc. (the “Company”) and                      (“Executive”) (each a “Party,” and together, the “Parties”).

WHEREAS, Executive and the Company are parties to a Change of Control and Severance Agreement dated             , 2012 (“Severance Agreement”) and Executive wishes to receive the termination benefits described therein (the “Termination Benefits”);

WHEREAS, Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the effective date of this Release;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Release, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Confirmation of Termination Benefits Obligation. The Company shall pay or provide to Executive all of the Termination Benefits, as, when and on the terms and conditions specified in the Severance Agreement.

2. General Release.

(a) Scope of Release. Executive, for himself, and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has or that his heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of Executive’s employment, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

(b) Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims to severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities; any claims based on actions or failure to act on or before the date of this Release; any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by one or by a person claiming to act on my behalf or in my interest. Executive understands that the Released Claims might have arisen under many different local, state and federal statutes, regulations, case law and/or common law doctrines. Executive hereby specifically, but without limitation, agrees to release all of the Releasees from any and all claims under the following:

(i) Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Age Discrimination in Employment Act (“ADEA”), including but not limited to the Older Worker Benefit Protection Act (“OWBPA”), except as it relates to the validity of this Release under ADEA, as amended by the OWBPA, and Executive Order 11141 (which prohibit discrimination based upon age); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (which prohibits paying men and women unequal pay for equal work), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

(ii) Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require that advance notice be given of certain workforce reductions); Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters); the California Family Rights Act of 1993 , California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances); and any other federal, state, or local statute, regulation, common law or decision relating to employment, such as veterans’ reemployment rights laws or any other aspect of employment.

(iii) Other laws, such as any federal, state, or local law enforcing express or implied employment or other contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment.

(c) Participation in Agency Proceedings. Nothing in this Release shall prevent Executive from filing a charge (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar state or local agencies, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH or similar state or local agencies. However, by entering into this Release, Executive understands and agrees that he is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar state or local agency proceedings, including any subsequent legal action.

(d) Claims Not Released. The Released Claims do not include claims by Executive for: (i) unemployment insurance; (ii) worker’s compensation benefits; (iii) state disability compensation; (iv) previously vested benefits under any the Company-sponsored benefits plan; and (v) any other rights that cannot by law be released by private agreement.

(e) EXCEPT AS OUTLINED ABOVE, BY SIGNING THIS RELEASE, EXECUTIVE WAIVES ANY RIGHT THAT HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO HIS EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE. EXECUTIVE AGREES NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

(f) Waiver of Rights Under California Civil Code Section 1542. Executive acknowledges that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that for purposes of this Section 2(f), he is considered the “creditor” and the Company is considered the “debtor.” Executive understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 with respect to the Released Claims, and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of the Release.

Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters herein released, and Executive agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. Executive represents and warrants that he has not previously filed or joined in any claims that are released herein and that he has not given or sold any portion of any claims released herein to anyone else.

(g) Acknowledgments/Time Frames.

(i) Executive agrees and acknowledges that (A) he understands the language used in this Release and its legal effect, and (B) he will receive compensation and/or benefits under the Employment Agreement to which Executive would not have been entitled without signing this Release. Executive further agrees and acknowledges that, with respect to the General Release in this Section 2, Executive is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that he has read and understands the foregoing Release and executes it voluntarily and without coercion.

(ii) Executive further acknowledges that he is hereby being advised in writing to consult with an attorney prior to executing this Release and that he is being given a period of twenty one days within which to consider and execute this Release. Executive understands that he may voluntarily choose to execute this Release before the end of the twenty-one day period, at his sole option, by executing the “Election to Execute Release Prior to Expiration of 21-Day Consideration Period” attached hereto.

(iii) Executive further understands that he has seven days following his execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven day period has expired without revocation. For such revocation to be effective, written notice must be either personally delivered to the Company in the care of Donald J. Santel or sent via certified mail, return receipt requested, or overnight delivery service to the same address and to the attention of Donald J. Santel, by no later than 9:00 a.m. on the eighth calendar day after the date by which Executive has signed this Release (“Revocation Deadline”). If Executive revokes this release on the seventh day of the revocation period or before 9:00 a.m. the following day, then he agrees that he will fax the revocation notice to (650) 871-7029 on that day and will then follow up by sending the original revocation via certified mail or overnight delivery. Executive expressly agrees that, in the event he revokes this Release, the Release shall be null and void and have no legal or binding effect whatsoever and Executive shall not be eligible for the Termination Benefits.

3. The Parties agree that their respective rights and obligations under the Employment Agreement shall survive the execution of this Release.

4. Executive agrees and acknowledges that he: (a) understands the language used in this Release and its legal effect; and (b) will receive compensation and/or benefits under this Employment Agreement to which Executive would not have been entitled without signing this Release.

5. Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Termination Benefits he will receive if he signs this Release.

BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT HE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS RELEASE, HAS CAREFULLY READ THIS RELEASE, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS RELEASE WITH COUNSEL OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS RELEASE VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

HYPERION THERAPEUTICS, INC	EXECUTIVE

By:

Date:	Date:

ELECTION TO EXECUTE

RELEASE OF CLAIMS

PRIOR TO EXPIRATION OF 21-DAY CONSIDERATION PERIOD

I,                                         , understand that I have twenty-one (21) days within which to consider and execute the attached Release of Claims. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Release of Claims before such twenty-one (21) day period has expired.

Date	Executive Signature